EXHIBIT 3.5

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND

RIGHTS OF SERIES AB 13% CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

EQUIFIN, INC.

Under Section 151 of the General

Corporation Law of the State of Delaware

EQUIFIN, INC., a Delaware corporation, (the “Corporation”), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation under ARTICLE FOURTH of the Corporation’s Certificate of Incorporation, and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors has adopted the following resolution creating the Corporation’s Series AB 13% Cumulative Convertible Preferred Stock, par value $.01 per share:

RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

 (1)                               Designation.  A Series of Preferred Stock shall be designated and known as the Series AB 13% Cumulative Convertible Preferred Stock (hereinafter called “Preferred Stock AB”).  Each share of Preferred Stock AB shall be identical in all respects with the other shares of Preferred Stock AB except as to the dates from and after which dividends shall be cumulative thereon.

(2)                                  Number of Shares.   The number of shares of Preferred Stock AB shall initially be 250 shares, which number from time to time may be increased or decreased (but not decreased below the number of shares of the series then outstanding) by the Board of Directors.  Shares of Preferred Stock AB redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

(3)                                  Dividends.

(a)                                  Cumulative dividends shall be payable on the Preferred Stock AB, in cash, at an annual rate of $130 per share (or a pro rata lesser amount as to shares outstanding for less than one year), payable out of funds legally available for the declaration of dividends, but only when declared by the Board of Directors, which shall be payable semi-annually in arrears on each of June 30 and December 31, commencing on the first such date to occur after the date of issuance of such shares.  Notwithstanding the foregoing or anything else to the contrary contained herein, the rate of cumulative annual dividends shall increase:  (i) by $5.00 per share for each fiscal quarter of the Corporation, after December 31, 2006, unless the closing sales price of the Corporation’s Common Stock, as reported by the American Stock Exchange, or, if the Corporation’s Common Stock does not then trade on the American Stock Exchange, the principal stock exchange on which the Corporation’s Common Stock then trades, or if not then traded on a securities exchange, as reported by the NASDAQ or as quoted in the over-the-counter market, has been at least $1.00 for 90 consecutive days, at a time when the shares of Common Stock issuable upon conversion of the Preferred Stock AB have been registered under the Securities Act of 1933, as amended, and in all circumstances an average daily trading volume of the Corporation’s stock is greater than 25,000 shares for 90 consecutive days; or (ii) by $20.00 per share with respect to any semi-annual period or periods that the Corporation fails to declare and pay dividends, and such failure continues for a period of 30 days after the applicable date that said dividend was payable (as an example, if a dividend was payable on June 30 for the semi-annual period then ended, and is not paid by the following July 30, then the dividend for the period ended on the prior June 30 shall increase to an annual rate of $149.33 per share, if the effective cumulative annual dividend rate as of that June 30 was $129.33 per share).

(b)                                 Subject to the increase of the dividend rate set forth in Section (3)(a), dividends not paid will accumulate without interest or additional dividends until declared and paid, which declaration and payment may be for all or part of the then accumulated dividend.  Dividends which are so declared by the Board of Directors to be paid on a particular date (a “Dividend Payment Date”) shall only be payable to the record holders of the Preferred Stock AB on the applicable record date for such Dividend Payment Date.  Any such record date shall be a day determined by the Board of Directors, but shall not be more than fifteen days prior to the applicable Dividend Payment Date.  The holders of Preferred Stock AB, in preference to the holders of any junior stock, shall be entitled to receive, as and when declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed in subdivision 3(a) hereof.  In no event, so long as any shares of Preferred Stock AB shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, or shall any distribution be made, on any junior stock, unless all dividends on the Preferred Stock AB for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart.  The provisions of this paragraph shall not, however, apply to a dividend payable in any junior stock.

(c)                                  Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any junior stock, and/or any parity stock (other than Preferred Stock AB), and no holders of shares of Preferred Stock AB shall be entitled to share therein.

(4)                                  Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Preferred Stock AB shall be entitled to be paid the then “Stated Value” (as hereinafter defined), together with all accrued and unpaid dividends to such distribution or payment date.  The Stated Value per share of Preferred Stock AB shall be $1,000.  If such payment shall have been made in full to the holders of Preferred Stock AB, then the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock of the Corporation, according to their respective rights and preferences and in each case according to their respective shares.  If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of Preferred Stock AB, then the holders of Preferred Stock AB and the holders of all other parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled according to their respective rights and preferences.  The merger or consolidation of the Corporation with or into one or more other entities shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this subdivision (4), however, the sale, lease or other conveyance of all or a substantial portion (25%) of the Corporation’s assets, or any subsidiary assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Subdivision (4).

(5)                                  Redemption at the Holder’s Option.  If the Corporation shall fail to declare and pay dividends on the Preferred Stock AB with respect to any two consecutive semi-annual periods (such failure being referred to as a “Dividend Default”), then upon notice to the Corporation (a “Dividend Default Notice”) specifying the dividends that were not paid, each holder of Preferred Stock AB shall have the right to require the Corporation to redeem such holder’s shares at a redemption price equal to the aggregate Stated Value of such holder’s shares, together with all accrued and unpaid dividends thereon; provided, however, that the Corporation shall have a period of 30 days (the “Cure Period”) after its receipt of a Dividend Default Notice to declare and pay the dividends to which such notice relates and upon such declaration and payment, the holder’s right to require the Corporation to redeem his shares as a result of the failure to pay said dividends shall terminate.  Such redemption price shall be payable within 60 days after the expiration of the Cure Period.

(6)                                  Conversion.

(a)                                  Each share of Preferred Stock AB may, at the option of the holder thereof at any time, be converted into that number of fully paid and nonassessable shares of Common Stock, equal to $1,000 divided by the “Conversion Price” (as hereinafter defined) in effect at the time of conversion.  The “Conversion Price” shall initially be $.50 per share and which shall be subject to adjustment from time to time as hereinafter provided in Section (6)(c) below and subject to the provisions regarding no issuance of fractional shares set forth in Section (6)(g) below.  No adjustment to the applicable Conversion Price shall be made for dividends on Preferred Stock AB surrendered for conversion, whether declared, reserved for payment or otherwise.  At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued or declared but unpaid on the shares of Preferred Stock AB surrendered for conversion to the date upon which such conversion takes place.  The shares of Common Stock into which shares of Preferred Stock AB are convertible shall be referred to as the “Converted Securities.”

(b)                                 In order to convert shares of Preferred Stock AB into Converted Securities, the holder thereof shall surrender the certificate or certificates for Preferred Stock AB, duly endorsed or in blank, to the Corporation at its principal office (or such other place as may be reasonably designated by the Corporation), shall give written notice to the Corporation at said office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate for Converted Securities to be issued and shall make payment to the Corporation of any applicable transfer or other taxes.  The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of shares of the Preferred Stock AB or to his nominee or nominees, certificates for the number of full Converted Securities to which such holder shall be entitled as aforesaid and, if applicable, a check in lieu of any fractional share of Common Stock as provided in subdivision (6)(g), and a check for all dividends accrued or declared but unpaid on the shares surrendered for conversion through the date such shares are surrendered for conversion.  Shares of the Preferred Stock AB shall be deemed to have been converted as of the date of the surrender of such certificate or certificates for conversion as provided above, and the person or persons entitled to receive the Converted Securities issuable upon such conversion shall be treated for all purposes, including, but not limited to, the right to vote the Common Stock included as part of the Converted Securities, as the record holder or holders of such Common Stock on such date.

(c)                                  The Conversion Price of the Preferred Stock AB and, accordingly, the number of shares of Common Stock into which shares of Preferred Stock AB may be converted, shall be subject to adjustment from time to time as follows:

i.                                          In case the Corporation shall (A) subdivide or split its outstanding shares of Common Stock into a larger number of shares by recapitalization, reclassification or split-up thereof, or by issuance of shares of Common Stock as a dividend or distribution on the Common Stock, or (B) combine its outstanding shares of Common Stock into a smaller number of shares by recapitalization, reclassification or combination thereof, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any shares of Preferred Stock AB thereafter shall be entitled to receive upon such conversion, the same number of shares of Common Stock as such holder would have received had such shares of Preferred Stock AB been converted immediately prior to the happening of such event.  Any such adjustment to the Conversion Price shall become effective immediately after the effective date for such subdivision or combination and immediately after the record date for such dividend.

ii.                                       In case the Corporation after the date hereof shall distribute to all of the holders of outstanding shares of Common Stock any securities or other assets (other than a cash distribution made as a dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the State of Delaware), the Board of Directors shall be required to make such equitable adjustment in the number of shares of Common Stock into which each share of Preferred Stock AB is convertible pursuant to subdivision (6)(b) hereof, as in effect immediately prior to the record date for such distribution, as may be necessary to preserve for the holder rights substantially proportionate to those enjoyed hereunder by the holder immediately prior to the happening of such distribution.  Any such adjustment to the Conversion Price shall become effective immediately after the record date of such distribution.

iii                                       In the case of any reclassification of the outstanding Common Stock (other than a change which solely affects the par value of such shares of Common Stock or a change covered by subdivision (6)(c)(i) hereof), or if the Corporation or any successor company shall consolidate or merge with, or convey all or substantially all its property and assets to, any other company, then, as a condition precedent to such reclassification, consolidation, merger or conveyance (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), adequate provision shall be made whereby the holders of shares of Preferred Stock AB at the time outstanding shall thereafter be entitled to convert their shares of Preferred Stock AB in accordance with the terms and provisions, and subject to the conditions, of this Section (6) (or any other securities other than Common Stock, that may be issued on such reclassification, consolidation, merger or conveyance with respect to or in exchange for the Preferred Stock AB) into such shares of stock, securities or assets as may be issuable or payable with respect to, or in exchange for, the number of shares of Common Stock or the other shares of stock, securities or assets, as the case may be, into which their shares of the Preferred Stock AB would be convertible immediately prior to such reclassification, consolidation, merger or conveyance; and the right which the holders of the Preferred Stock AB have to receive additional shares of Common Stock on conversion of their shares of Preferred Stock AB on account of any adjustment made pursuant to this Section (6)(c), shall continue and be preserved in respect of any stock or other securities of the successor company into which shares of the Preferred Stock AB shall thereafter become exchangeable.

iv.                                   In case the Corporation after the date hereof shall issue or sell shares of Common Stock or options, rights, warrants or convertible or exchangeable securities entitling the holder thereof to subscribe for, purchase, convert into or exchange for Common Stock (“Convertible Securities”), excluding shares or Convertible Securities issued in any of the transactions described in subsections (6)(c)(i) – (iii) above; for a consideration per share less than the current Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection (6)(c)(vi) below) for the issuance of such additional shares or Convertible Securities would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.  Such adjustment shall be made successively whenever such an issuance is made.

v.                                      For purposes of the adjustments provided for in subsections (6)(c)(iv) above if at any time, (A) the Corporation shall issue or distribute any Convertible Securities, the Corporation shall be deemed to have issued or distributed at the same time as the issuance of such Convertible Securities the maximum number of shares of Common Stock issuable upon conversion or exercise of the total amount of Convertible Securities; or (B) the conversion or exercise price of any Convertible Security is adjusted as a result of the future market value of the Common Stock (which adjustments are other than as a result of anti-dilution adjustments resulting from the issuance or distribution of securities or other assets) then the Corporation shall be deemed to have issued at the same time as such adjustment new Convertible Securities having such adjusted conversion or exercise price and the Convertible Securities subject to such adjustment shall be deemed expired.

vi.                                   For purposes of any computation respecting consideration received pursuant to subsections (6)(c) (iv), the following shall apply:

(A)                              in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

(B)                                in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive;

(C)                                in the case of the issuance of Convertible Securities, the aggregate consideration received therefor (before deduction of any expenses, commissions or other compensation incurred or paid in connection therewith) shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this subsection (6)(c)(vi); and

(D)                               if such consideration consists of the cancellation of debt issued by the Corporation, the consideration shall be deemed to be the amount of the outstanding principal amount of such debt as of the date of cancellation plus accrued but unpaid interest, through the date of cancellation.

vii.                                On the expiration, cancellation or redemption of any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have been obtained (i) had the adjustments made upon the issuance or sale of such expired, canceled or redeemed Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered upon the exercise or conversion of such Convertible Securities (and the total consideration received therefor) and (ii) had all subsequent adjustments been made only on the basis of the Conversion Price as readjusted under this subsection (vii) for all transactions (which would have affected such adjusted Conversion Price) made after the issuance or sale of such Convertible Securities.

viii.                             Notwithstanding the foregoing or anything else to the contrary contained herein, the Conversion Price then in effect shall decline by $.02 per share for each fiscal quarter that the Preferred Stock AB remains outstanding after December 31, 2006, unless the closing sales price of the Corporation’s Common Stock, as reported by the American Stock Exchange, or, if the Corporation’s Common Stock does not trade on the American Stock Exchange, the principal stock exchange on which the Corporation’s Common Stock then trades, or if not then traded on a securities exchange, as reported by the NASDAQ or as quoted in the over-the-counter market, has been at least $1.00 for 90 consecutive days, at a time when the shares of Common Stock issuable upon conversion of the Preferred Stock AB have been registered under the Securities Act of 1933, as amended and there is an average daily trading volume greater than 25,000 shares for not less than 90 consecutive days.

ix.                                     Anything in this Section (6)(c) to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 per share in such Conversion Price, as last adjusted; provided, however, that any adjustments which by reason of this subsection (ix) are not required to be made shall be carried forward and taken into account in making subsequent adjustments.  All calculations under this Section shall be made to the nearest cent or to the nearest tenth of a share, as the case may be.

x.                                        Notwithstanding anything herein to the contrary, no adjustment shall be made pursuant to this Section (6)(c) for any of the following:  (i) the issuance or sale by the Corporation of shares of Common Stock or Convertible Securities (A) pursuant to any compensation or incentive plan (including, without limitation, individual employment agreements) now or hereafter adopted or entered into for officers, directors, employees or consultants of the Corporation or its affiliates, which plan has been approved by the Compensation Committee or Stock Option Committee of the Board of Directors (or by a majority vote of the directors) and, if required by law, the requisite vote of the stockholders of the Corporation; and (B) upon the conversion or exercise of Convertible Securities outstanding, granted or subscribed for, on or prior to the date of this Certificate of Rights of Series AB 13% Cumulative Convertible Preferred Stock, unless the conversion or exercise price thereof is changed after the date of this Certificate of Rights of Series AB 13% Cumulative Convertible Preferred Stock (other than solely by operation of the anti-dilution provisions thereof).

xi.                                     Upon any adjustment of the Conversion Price pursuant to any provisions contained in this Section 6(c), the number of shares of Common Stock issuable upon conversion of shares of Preferred Stock AB shall be changed accordingly.

(d)                                 Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Preferred Stock AB shall be adjusted pursuant to the provisions of subdivision (6)(c) the Corporation shall promptly (A) file with the transfer agent, if any, for the shares of Preferred Stock AB, a certificate, signed by the Chairman of the Board, the Chief Executive Officer or the President or a Vice President of the Corporation, and (B) mail, or cause the transfer agent to mail, to all holders of shares of Preferred Stock AB, at their last address as they shall appear upon the stock records of the Corporation, a notice setting forth in each case, the increased or decreased number of shares of Common Stock thereafter deliverable upon the exchange of each share of Preferred Stock AB. The certificate filed with the transfer agent shall show, in addition, in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.

(e)                                  The term “Common Stock” shall mean (A)   the class of stock designated as the “Common Stock” of the Corporation at the date of initial issuance of shares of the Preferred Stock AB or (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value, or (C) any capital stock of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or preference value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.  In the event that, at any time, as a result of an adjustment made pursuant to subdivision (6)(c) above, the holder of any share of the Preferred Stock AB thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Corporation’s Common Stock as in effect on the date hereof, then the shares so receivable upon conversion of any share of the Preferred Stock AB shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in subdivision (6)(c).

(f)                                    At all times, a sufficient number of the authorized but unissued shares and/or treasury shares of Common Stock shall be reserved by the Corporation for the purpose of conversion of all shares of the Preferred Stock AB at the time outstanding.

(g)                                 In lieu of fractions of shares of Common Stock issuable upon conversion of the Preferred Stock AB, the Corporation shall pay to the holder in cash the Fair Market Value (as hereinafter defined) of any such fraction of a share of Common Stock on the date of conversion.   For purposes hereof, the term “Fair Market Value” shall mean:  (A) if the principal market for the Common Stock is a national securities exchange or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the closing sales price of the Common Stock on such day as reported to such exchange or system, or on a consolidated tape reflecting transactions on such exchange or system; or (B) if the principal market is not a national securities exchange or NASDAQ, the last reported bid price for the Common Stock on such day as reported by the National Quotation Bureau, Inc.

(7)                                  Voting Rights.  Except as otherwise required by law, the holders of Preferred Stock AB shall not be entitled to notice of any stockholders’ meeting or to vote upon any matter submitted to the Corporation’s stockholders for a vote.  The shares of Preferred Stock AB shall not have any relative, participating, optional or any other special rights or powers other than as set forth herein.  Notwithstanding the foregoing, if any Preferred Stock AB remains outstanding after December 31, 2006, then each Preferred Stock AB shall have all rights to vote as Common Stock on all matters which the Common Stock shall vote.  Each Preferred Stock AB shall have 2, 222 common stock votes.

(8)                                  Preemptive Rights.  The holders of shares of Preferred Stock AB shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

(9)                                  Junior and Parity Stock.   As used herein with respect to Preferred Stock AB the following terms shall have the following meanings:

(a)                                  The term “parity stock” shall mean all series of Preferred Stock AB and any other class of stock of the Corporation hereafter authorized ranking on a parity with the Preferred Stock AB in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(b)                                 The term “junior stock” shall mean the Corporation’s Preferred Stock AB and its Common Stock, par value $.0l per share, and any other class of stock of the Corporation hereafter authorized over which Preferred Stock AB, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(10)                            Senior Stock.  The Corporation may not, without the consent of the holders of the Preferred Stock AB, create a new class or series of preferred stock with rights senior to the Preferred Stock AB.

(11)                            Adjustments and Repurchase in Connection with a Change of Control.

(a)                                  If a Change of Control occurs, the Corporation shall be required if noticed by the holder of Preferred Stock AB to do so, to repurchase within 30 days of notice of the Change of Control all of the outstanding shares of Preferred Stock AB pursuant to an offer (the “Change of Control Offer”) at a purchase price equal to 110% of the aggregate Stated Value of such shares, plus accrued but unpaid dividends, if any, to the date of repurchase.

(b)                                 A “Change of Control” means the occurrence of any of the following events after the date of the issuance of shares of Preferred Stock AB: (i) any person or group (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the direct or indirect beneficial owner of shares of capital stock of the Corporation representing greater than 30% of the combined voting power of all outstanding shares of capital stock of the Corporation entitled to vote in the election of directors under ordinary circumstances; or (ii) at any time directors, against whom Coast Capital Partners, L.L.C. voted for said office, constitute a majority of the Corporation’s Board of Directors.

(c)                                  Within 30 days after any Change of Control, the Corporation shall give a notice of the Change of Control Offer to the last address of each holder of Preferred Stock AB as it appears in the Corporation’s books stating: (i) that a Change of Control has occurred and that the Corporation is offering to repurchase such holder’s shares of  Preferred Stock AB; (ii) a brief description of such Change of Control; (iii) the repurchase price (the “Change of Control Payment”); (iv) the expiration date of the Change of Control Offer, which shall be no earlier than 30 days nor later than 60 days from the date such notice is given; (v) the date such purchase shall be effected (the “Change of Control Payment Date”), which shall be no later than 30 days after the expiration date of the Change of Control Offer; (vi) that if said shares of Preferred Stock AB are not accepted for payment pursuant to the Change of Control Offer, then said shares of Preferred Stock AB shall continue to accrue dividends; (vii) that unless the Corporation defaults in the payment of the Change of Control Payment, all shares of Preferred Stock AB accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date; (viii) the Conversion Price; (ix) the name and address of the paying agent and conversion agent; (x) that such shares of Preferred Stock AB must be surrendered to the paying agent to collect the Change of Control Payment; and (xi) any other information required by applicable law and any other procedures that the holder of shares of Preferred Stock AB must follow in order to have his shares of Preferred Stock AB repurchased.

In the event the Company is required to make a Change of Control Offer, the Corporation will comply with any applicable securities laws and regulations, including, to the extent applicable, Section 14(e) of, and Rule 14e-1 and any other tender offer rules under, the Securities Exchange Act, which may then be applicable to a Change of Control Offer.

(d)                                 If the Change of Control Offer is not accepted by a holder of Preferred Stock AB with respect to all or some of said shares held by such holder, then the rate of cumulative annual dividends payable on the Preferred Stock AB shares shall immediately increase by $130 per share (which shall be prorated for any portion of a semi-annual period with respect to which dividends are payable, in which a Change of Control occurs), and the Conversion Price then in effect shall be reduced by 50%.  The annual dividend rate and the Conversion Price shall continue to be subject to subsequent adjustments pursuant to Sections (3)(a) and Section (6)(c).

IN WITNESS WHEREOF, EQUIFIN, INC. has caused this Certificate of Designation to be duly executed by its Chief Executive Officer and attested to by its Secretary, who affirms that the information contained in the foregoing Certificate of Designation is true under the penalties of perjury effective as of September 30, 2003.

EQUIFIN, INC.

By:
Walter M. Craig, Jr.
Chief Executive Officer

Attested to by:
Michael R. Epps, Secretary

CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS OF

THE SERIES AB 13% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

EQUIFIN, INC.

EquiFin, Inc., a Delaware Corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the resolutions attached as Exhibit 1 creating a series of 250 shares of Preferred Stock with a par value of $0.01 each and a stated value of $1,000 each to be designated “Series AB 13% Cumulative Preferred Stock.”

IN WITNESS WHEREOF, EquiFin, Inc. has created this certificate to be signed by its duly authorized officer this      day of           2004.

EQUIFIN, INC.

By:
Daniel T. Murphy
Executive V.P. and Chief Financial Officer